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[HUBBELL LOGO]
               Date:            April 20, 2004       NEWS RELEASE

               For Release:     IMMEDIATELY

                                                          HUBBELL INCORPORATED

                                                          584 Derby-Milford Road
                                                          P. O. Box 549
                                                          Orange, CT 06477
                                                          203-799-4100

               Contact:         Thomas R. Conlin



                                 HUBBELL REPORTS

                              FIRST QUARTER RESULTS


ORANGE, CT. (April 20, 2004) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported its results of operations for the first quarter ended March 31, 2004.

Sales in the quarter were $465.2 million or an 11% increase over sales of $419.4 million reported for the corresponding period of 2003. Net income was $34.0 million and diluted earnings per share were $.56 as compared to $21.7 million and $.36, respectively, in the prior year. Profit results in both periods included expenses under the Company's on-going restructuring of Hubbell's lighting businesses of $1.4 million pre-tax in 2004 and $1.1 million pre-tax in 2003.

OPERATIONS REVIEW:

"We are very pleased with these results," said Timothy H. Powers, President and Chief Executive Officer, "with healthy sales increases year-over-year in each of our three business segments. We also reported substantial improvements in operating income margin in part due to the volume increase but also due to productivity gains across all of our operations. We're in our third year of transforming the Company, and we've cited the potential of these programs to generate higher profitability when volume turns up. Operating income margins in the first quarter were up significantly in each segment and up three points for Hubbell in total."

"The biggest challenge during the quarter was rising raw material costs," Powers added. "Steel, copper, nickel, aluminum and other commodity costs rose significantly over the last six months. As a result, we've

                                  -continued-
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announced price increases to partially counter the impact. The net impact of the cost and price increases had only a small effect on the first quarter. The greater impact on our costs and pricing will be seen in the second quarter and the remainder of 2004."

SEGMENT REVIEW

Sales for the Electrical segment rose by more than 10% with operating margin up by 260 basis points to nearly 11%. Hubbell's Wiring Systems businesses reported increased sales from improving factory maintenance and repair activity. Hubbell Lighting also had a strong quarter. Residential lighting fixture markets remain very healthy with home construction up 13% year-over-year in the first quarter and strong backlogs reported by national home builders. Demand in commercial lighting fixture markets such as architectural, emergency, and fluorescent also strengthened in the quarter. Hubbell's Lighting business generated nearly a 9% increase in sales with margins up significantly. Favorable sales and profit comparisons were also recorded by operations serving harsh and hazardous applications and electrical rough-in products. The latter countered continued sluggishness in non-residential construction markets with substantial gains in the home center and do-it-yourself channels.

Hubbell Power Systems continued to aggressively build success in utility markets with the Segment reporting an 11% gain in sales year-over-year. Modestly higher project spending by domestic utility accounts, more economic optimism overseas, and low inventories within distribution channels were positive influences. Also contributing were higher sales of pole line hardware, cutouts and tools used for power line maintenance, and an expanding line of cable accessory products. The segment's operating margin rose to 12% in the quarter primarily as a result of the higher sales and productivity gains. Also boosting margins was the completed integration of a pole line hardware acquisition. Increased raw materials costs - especially for metals which are a large component of Hubbell's utility products
- may reduce margins in subsequent periods since price increases announced during the quarter are not expected to completely offset the impact.

The Industrial Technology segment reported a 13% increase in sales with operating margin exceeding 10%. Specialty communications products from the GAI-Tronics operation were, again, the foundation for the segment's growth with strong sales and profit advances. Similar sales increases were also reported at the Industrial Controls, Gleason Reel, and High Voltage units which benefited from higher industrial maintenance and repair activity and improving demand for high voltage test and instrumentation equipment. Here, too, higher volume and internal productivity were primary contributors to higher margins.

                                  -continued-
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SUMMARY AND OUTLOOK

"We're particularly pleased with the effectiveness of our on-going transformation of operations," said Powers. "We're still in the early stages of several strategic initiatives. Our lean manufacturing efforts are expanding from the plant floor to our suppliers and customers. The restructuring of Hubbell Lighting continues to be on schedule and on budget. Likewise, our multiyear implementation of a single business system across the enterprise is moving forward and our continuing focus on asset efficiency continues to generate results. We have a lot of opportunity still in front of us, but we continue to make progress."

"The first quarter was stronger than we expected. As a result, we are raising our full year projection for sales to increase 4-8% year-over-year and earnings per share in a range of $2.15 - $2.40 before an estimated $.15 - .25 of restructuring expenses."

"As we've noted in recent months, about 70% of our products are sold to markets that are bottoming or showing a positive trend. That bodes well for renewed growth later in 2004 and in 2005."

"We are cautiously optimistic about the remainder of 2004. However, commodity costs are high and volatile. It's difficult to forecast whether these costs will continue to increase or begin to decline, and at what rate. The amount of realization of recent price increases across the industry is still uncertain. And the question remains whether the increase in activity in our markets will be sustained for the remainder of the year."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations.

                                  -continued-
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These statements may be identified by the use of forward-looking words or phrases such as "may", "potential", "plan", "could", "expect", "expected", "uncertain", "goal", "probably", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the effect and costs of the ongoing Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; and competition.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2003 revenues of $1.8 billion, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Italy, Switzerland, and the United Kingdom, participates in a joint venture in Taiwan, and maintains sales offices in Singapore, Hong Kong, South Korea, People's Republic of China, and the Middle East. The corporate headquarters is located in Orange, CT.

                                    # # # # #

                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                      CONSOLIDATED STATEMENTS OF EARNINGS
                      (in millions, except per share data)

                                                           THREE MONTHS ENDED
                                                               MARCH 31
                                                     (UNAUDITED)       (UNAUDITED)
                                                         2004              2003
                                                         ----              ----
Net Sales                                              $ 465.2          $ 419.4
Cost of goods sold                                       332.5(1)         309.7
                                                       -------          -------
Gross Profit                                             132.7            109.7
Selling & administrative expenses                         80.4             74.8
Special charges, net                                       1.2              1.1
                                                       -------          -------
Total Operating Income                                    51.1             33.8
Investment Income                                          1.2              1.0
Interest Expense                                          (5.1)            (5.2)
Other expense, net                                          --             (0.3)
                                                       -------          -------
Total Other Expense, net                                  (3.9)            (4.5)
Income Before Income Taxes                                47.2             29.3
Provision for income Taxes                                13.2              7.6
                                                       -------          -------
NET INCOME                                             $  34.0          $  21.7
                                                       =======          =======
Earnings Per Share - Diluted                           $  0.56          $  0.36
Average shares outstanding - Diluted                      61.2             59.8
                                                       =======          =======

(1) 2004 cost of goods sold includes a special charge of $0.2 for lighting business restructuring in the first quarter.

                              HUBBELL INCORPORATED
                      CONSOLIDATED STATEMENTS OF EARNINGS
                      (in millions, except per share data)


                                                          THREE MONTHS ENDED
                                                                MARCH 31
                                                       (UNAUDITED)    (UNAUDITED)
                                                           2004           2003
                                                           ----           ----
Net Sales
     Electrical                                          $ 345.3        $ 312.1
     Power                                                  87.8           79.0
     Industrial Technology                                  32.1           28.3
                                                         -------        -------
          Total Net Sales                                $ 465.2        $ 419.4
                                                         =======        =======

Operating Income

     Electrical                                          $  38.6        $  26.8
     Special charges, net                                   (1.4)          (1.1)
                                                         -------        -------
        Total Electrical                                    37.2           25.7
     Power                                                  10.5            6.4
     Industrial Technology                                   3.4            1.7
                                                         -------        -------
          Total Operating Income                            51.1           33.8
                                                         -------        -------
Other expense, net                                          (3.9)          (4.5)
                                                         -------        -------
Income Before Income Taxes                                  47.2           29.3

Provision for income taxes                                  13.2            7.6
                                                         -------        -------
NET INCOME                                               $  34.0        $  21.7
                                                         =======        =======
Earnings Per Share - Diluted                             $  0.56        $  0.36
Average Shares Outstanding - Diluted                        61.2           59.8
                                                         =======        =======

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                              HUBBELL INCORPORATED
                           CONSOLIDATED BALANCE SHEET
                                  (IN MILLIONS)

                                                         (UNAUDITED)
                                                         MARCH 2004   DECEMBER 2003
ASSETS                                                   ----------   -------------
Cash and temporary cash investments                       $  222.4      $  220.8
Accounts receivable (net)                                    267.1         227.1
Inventories (net)                                            214.6         207.9
Deferred taxes and other                                      51.0          53.5
                                                          --------      --------

CURRENT ASSETS                                               755.1         709.3

Property, plant and equipment (net)                          289.4         295.8
Investments                                                   79.2          80.1
Goodwill                                                     324.1         322.7
Intangible assets and other                                   89.7          91.5
                                                          --------      --------

TOTAL ASSETS                                              $1,537.5      $1,499.4
                                                          ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable                                          $  115.7      $  103.6
Accrued salaries, wages and employee benefits                 49.5          51.1
Accrued income taxes                                          48.2          34.9
Dividends payable                                             19.9          19.9
Other accrued liabilities                                     75.3          78.9
                                                          --------      --------

CURRENT LIABILITIES                                          308.6         288.4

Long-term debt                                               298.9         298.8
Other non-current liabilities                                 82.9          82.5
                                                          --------      --------

TOTAL LIABILITIES                                            690.4         669.7

SHAREHOLDERS' EQUITY                                         847.1         829.7
                                                          --------      --------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  $1,537.5      $1,499.4
                                                          ========      ========